EXHIBIT 99.1

NEWS RELEASE

Orlando Court Grants Qualcomm Motion for Summary Judgment

JACKSONVILLE, Florida, March 23, 2022 -- ParkerVision, Inc. (OTC:PRKR) today announced that on March 22, 2022, the U.S. District Court in the Middle District of Florida ruled in Qualcomm’s favor on a motion styled as Qualcomm’s motion for “non-infringement and invalidity” (Dkt. 494) in ParkerVision v. Qualcomm (Case no. 6:14-cv-00687).  The court’s order, which is sealed “for attorney’s eyes only,” determines that Qualcomm does not infringe the asserted claims of the remaining three patents-in-suit. It makes no findings as to the invalidity of any of the asserted claims of the remaining three patents-in-suit. This is a final order, meaning the next step is an appeal. ParkerVision intends to appeal this ruling, along with this same court’s March 9, 2022 ruling excluding opinions of the Company’s experts regarding infringement and validity issues.

ParkerVision CEO Jeffrey Parker commented, “We are disappointed that Judge Byron was unwilling to allow us the opportunity to present our case to a jury – a case that we believe has strong merit.  This summary judgement ruling clears the path for ParkerVision to appeal this court’s decisions to the federal circuit – a step that we plan to move forward on expeditiously.”

About ParkerVision

ParkerVision, Inc. (OTCQB:PRKR) invents, develops, and licenses cutting edge, proprietary radio-frequency (RF) technologies that enable wireless solution providers to make and sell advanced wireless communication products. For more information, please visit www.parkervision.com.

Safe Harbor Statement

This press release contains forward-looking information.  Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made.  Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s SEC reports, including the Form 10-K for the year ended December 31, 2020 and Forms 10-Q for the quarters ended March 31, June 30, and September 30, 2021. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:

Cindy French Chief Financial Officer cfrench@parkervision.com	Tony Vignieri Communications Director tvignieri@parkervision.com

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